EXHIBIT 5

                       LEGAL OPINION OF PARKER CHAPIN LLP

                        [Letterhead of Parker Chapin LLP]

                                                              August __, 2000


Imaging Technologies Corporation
15175 Innovation Drive
San Diego, California 92128

Dear Sirs:

         We have examined the Registration Statement on Form S-2 filed by you with the Securities and Exchange Commission on August __, 2000 (Registration No. 333-_____), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 38,000,000 shares of your common stock, par value $.005 per share (the "Shares"). The Shares are being registered for resale by Impany Investment Limited. The Shares being sold by Impany are issuable by the Company pursuant to a Private Equity Line of Credit Agreement, dated as of July 5, 2000, between the Company and Impany (the "Purchase Agreement") or pursuant to the exercise of a warrant, dated as of July 5, 2000, issued by the Company to Impany (the "Warrant"). As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement and in the Purchase Agreement or the Warrant, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Parker Chapin LLP
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                                                         PARKER CHAPIN LLP